EXHIBIT 99

FOR IMMEDIATE RELEASE


             MICROTEK MEDICAL HOLDINGS APPOINTS KPMG AS NEW AUDITOR


COLUMBUS, MS, April 17, 2003 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that KPMG LLP ("KPMG") has been named as its independent auditor for 2003. The Audit Committee of the Company's Board of Directors made the appointment following a comprehensive evaluation of requested proposals from independent auditors. Among its other responsibilities, the Audit Committee is responsible for thoroughly evaluating the Company's independent auditors on an ongoing basis.

Dan R. Lee, the Company's President and Chief Executive Officer, commented, "The Audit Committee believes that this decision is in the best interests of the Company and our shareholders. KPMG is a highly-respected professional services firm with a sound reputation for providing top-quality independent audit services for companies of our size in the healthcare market. We look forward to working with KPMG's experienced professional services team."

KPMG will replace Deloitte & Touche LLP who had served as the Company's independent auditor since 1987. The decision to change auditors was not caused by any disagreement between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Mr. Lee concluded, "We appreciate the quality of professional services that the Deloitte team has provided us throughout their engagement with our Company."


ABOUT MICROTEK MEDICAL HOLDINGS, INC.
The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.


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FOR MORE INFORMATION, PLEASE CALL (800) 476-5973

Dan R. Lee, President & CEO
Jerry Wilson, CFO
Victor P. Thompson, Investor Relations
Investorrelations@microtekmed.com




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